Exhibit 99.1

ALTRIA ANNOUNCES CONSIDERATION FOR CASH TENDER OFFER

RICHMOND, Va. – September 19, 2016 – Altria Group, Inc. (Altria) (NYSE: MO) today announces the reference yield and total consideration for its previously announced cash tender offer for any and all of its senior unsecured 9.95% Notes due 2038 (the “2038 Notes”) and any and all of its senior unsecured 10.20% Notes due 2039 (the “2039 Notes” and, together with the 2038 Notes, the “Notes”). The terms and conditions of the tender offer are described in the Offer to Purchase, dated September 13, 2016 and the related Letter of Transmittal and Notice of Guaranteed Delivery.

For Notes validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, today, September 19, 2016 (the “Expiration Time”), and accepted for purchase, the applicable total consideration per $1,000 principal amount of each series of Notes (for each series of Notes, the “Total Consideration”) is the price (calculated in accordance with standard market practice) determined as described in the Offer to Purchase by reference to a yield to maturity equal to the sum of (i) the yield to maturity for the United States Treasury (“UST”) Reference Security specified in the table below, calculated based on the bid-side price of such UST Reference Security as of 11:00 a.m., New York City time, today, September 19, 2016, plus (ii) the applicable fixed spread specified in the table below.

Title of Securities	CUSIP Number	Outstanding Principal Amount	U.S. Treasury Reference Security	U.S. Treasury Reference Yield	Fixed Spread (bps)	Total Consideration*
9.95% Notes due 2038	02209SAE3	$682,321,000	2.500% due 05/15/2046	2.443%	167	$1,842.71
10.20% Notes due 2039	02209SAH6	$717,708,000	2.500% due 05/15/2046	2.443%	167	$1,884.63

*	Per $1,000 principal amount of Notes accepted for purchase.

In addition, holders whose Notes are purchased in the tender offer will be paid accrued and unpaid interest on their purchased Notes from the last applicable interest payment date up to, but not including, the payment date for such purchased Notes. Assuming that the tender offer expires at the Expiration Time, and the conditions to the tender offer are satisfied or waived, Altria expects the payment for the purchased Notes to be made on September 22, 2016.

Note Issuance

On September 16, 2016, Altria completed an underwritten public offering of senior unsecured notes in aggregate principal amount sufficient to satisfy the financing condition described in the Offer to Purchase. The tender offer is subject to the satisfaction or waiver of certain other conditions, as specified in the Offer to Purchase.

6601 West Broad Street, Richmond, VA 23230

Information Relating to the Tender Offer

Deutsche Bank Securities Inc., Goldman, Sachs & Co., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as the Dealer Managers for the tender offer. Investors with questions may contact Deutsche Bank Securities Inc. at (866) 627-0391 (toll-free) or (212) 250-2955 (collect) and Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 357-1039 (collect). Global Bondholder Services Corporation is the Information Agent and Depositary and can be contacted at the following numbers: banks and brokers can call (212) 430-3774 (collect), and all others can call (866) 470-3900 (toll-free).

Copies of the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery are available at the following web address: http://www.gbsc-usa.com/Altria/

This press release is neither an offer to sell nor a solicitation of offers to buy any securities. The tender offer is being made only pursuant to the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Altria, the Dealer Managers, the Depositary, the Information Agent or the trustee for the Notes makes any recommendation in connection with the tender offer. Please refer to the Offer to Purchase for a description of offer terms, conditions, disclaimers and other information applicable to the tender offer.

Altria’s Profile

Altria’s wholly-owned subsidiaries include Philip Morris USA Inc., U.S. Smokeless Tobacco Company LLC, John Middleton Co., Nu Mark LLC, Ste. Michelle Wine Estates Ltd. (“Ste. Michelle”) and Philip Morris Capital Corporation. Altria holds a continuing economic and voting interest in SABMiller plc.

The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen® and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com and on the Altria Investor app.

Source: Altria Group, Inc.
Altria Client Services	Altria Client Services

Investor Relations	Media Relations

804-484-8222	804-484-8897

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